Exhibit 99. D2

SUB-ADVISER AGREEMENT

AGREEMENT made this 1st day of March, 2012 by and between Security Investors, LLC (“Adviser”) and American Independence Financial Services, LLC (the “Sub-Adviser”);

WHEREAS, the Rydex Series Funds (the “Trust”), a Delaware statutory trust, is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), consisting of several series, including the Long Short Interest Rate Strategy Fund (the “Fund”), each having its own investment policies; and

WHEREAS, the Trust has retained the Adviser to provide the Trust with business and asset management services, subject to the control of the Trust’s Board of Trustees;

WHEREAS, the Trust’s agreement with the Adviser permits the Adviser to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render certain research and investment management services to the Fund, and the Sub-Adviser desires to render such services;

NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.

(a) Duties of Sub-Adviser. The Adviser hereby retains the Sub-Adviser to act as research provider for and to provide certain investment advice for the management of the assets of the Fund, subject to the supervision of the Adviser and the Fund’s Board of Trustees (the “Board”) and subject to the terms of this Agreement. The Sub-Adviser hereby accepts such employment. In such capacity, the Sub-Adviser shall be responsible for the duties defined below.

(i) The Sub-Adviser agrees to construct and provide the Adviser with the Long Short Treasury Strategy model in an electronic signal, forwarded to the Adviser on such intervals as determined by the Sub-Adviser (the “Signal”). The signal shall contain such information necessary for the Adviser to implement the Fund’s strategy. Each Signal shall be delivered to the Adviser via electronic mail or such other form of communication as the parties mutually agree.

(ii) The Sub-Adviser shall continuously monitor the performance of the Long Short Strategy model (the “Model”) and will advise the Adviser of any necessary updates to the Model via a Signal.

(iii) The Sub-Adviser will make available its officers and employees to meet with the Board at the Trust’s principal place of business once each calendar year, on due notice to the Sub-Adviser, to review the Sub-Adviser’s advice.

(iv) The Sub-Adviser will maintain all books and records required to be maintained pursuant to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services hereunder as reasonably requested by the Adviser. The Sub-Adviser further agrees that all books and records maintained hereunder, including those maintained in electronic formats, shall be made available to the Trust or the Adviser upon reasonable request and notice.

(v) In all matters relating to the performance of this Agreement, the Sub-Adviser and its members, officers, partners, employees and interested persons shall act in all material respects in conformity with the Trust’s Agreement and Declaration of Trust, By-Laws, and currently effective registration statement, and with the written instructions and directions of the Board and the Adviser, after receipt of such documents from the Trust, and shall comply in all material respects with the requirements of the 1940 Act, the Investment Advisers Act, the Commodity Exchange Act (the “CEA”), the rules thereunder, and all other applicable federal and state laws and regulations.

In carrying out its obligations under this Agreement, the Sub-Adviser shall seek to ensure that, the Fund complies with all applicable statutes and regulations necessary to qualify the Fund as a Regulated Investment Company under Subchapter M of the Code (or any successor provision).

(vi) The Sub-Adviser agrees to cooperate with the Adviser and the Fund and the Trust’s officers and Trustees, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (i) compliance-related matters related to its responsibilities under this Agreement, and (ii) the Trust’s reasonable efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined by Rule 38a-1 under the 1940 Act).

(vii) The Sub-Adviser agrees to cooperate in such marketing efforts of the Fund, as reasonably requested by the Adviser.

(b) Duties of the Adviser.

(i) During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at the Sub-Adviser’s principal office all materials, including registration statements, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to shareholders of the Fund or the public, that refer to the Sub-Adviser for Sub-Adviser’s review and approval. The Sub-Adviser shall be deemed to have approved any such materials after 10 business days. The Adviser agrees to use its best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser. Sales literature may be furnished to the Sub-Adviser by first class or overnight mail, facsimile transmission equipment, email, or hand delivery.

(ii) The Adviser has furnished the Sub-Adviser with copies of each of the following documents and will furnish the Sub-Adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available: (i) the Trust’s Agreement and Declaration of Trust, (ii) the Trust’s By-Laws, (iii) the Fund’s registration statement under the 1940 Act and the Securities Act as filed with the Securities and Exchange Commission (the “Commission”), and (iv) any written instructions of the Trust’s Board or the Adviser.

2. Compensation of the Sub-Adviser. For the services to be rendered by the Sub-Adviser as provided in Section l(a) of this Agreement, the Adviser shall pay to the Sub-Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Sub-Adviser quarterly in arrears. For purposes of calculating the compensation to be paid hereunder, the value of the net assets of the Fund shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of the Fund’s shares as described in the then current prospectus for the Fund.

The Sub-Adviser’s compensation shall be accrued for each calendar day the Sub-Adviser renders investment advisory services hereunder and the sum of the daily fee accruals shall be paid quarterly to the Sub-Adviser as soon as practicable following the last day of each calendar quarter, by wire transfer if so requested by the Sub-Adviser, but no later than ten (10) calendar days thereafter. If this Agreement shall be effective for only a portion of a quarter, then the Sub-Adviser’s fee for said quarter shall be prorated for such portion.

3. Expenses. The Sub-Adviser shall bear all expenses incurred by it in connection with its services under this Agreement and may, from time to time, at its sole expense, employ or associate itself with such persons as it believes to be fitted to assist it in the execution of its duties hereunder.

4. Status of Sub-Adviser. The services of the Sub-Adviser to the Trust are not to be deemed exclusive, and the Sub-Adviser and its directors, officers, employees and affiliates shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities so long as its services to the Trust are not impaired thereby. The Adviser understands that the Sub-Adviser provides investment advisory services to numerous other funds and accounts. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

5. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a) The Sub-Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act;

(b) The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d) The Sub-Adviser has filed a notice of exemption pursuant to Rule 4.14 under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”);

(e) This Agreement is a valid and binding agreement of the Sub-Adviser;

(f) The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as filed with the Commission and the information contained therein is accurate and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(g) The Sub-Adviser has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

6. Representations and Warranties of Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a) The Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act;

(b) The Adviser has filed a notice of exemption pursuant to Rule 4.14 under the CEA with the CFTC and the NFA;

(c) The execution, delivery and performance by the Adviser of this Agreement and the Advisory Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form filed with the Commission and the information contained therein is accurate and complete in all material respects as of its filing date and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e) This Agreement and the Advisory Agreement are valid and binding agreements of the Adviser; and

(f) The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV at least 48 hours prior to the execution of this Agreement

7. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 5 and 6 hereof shall survive for the duration of this Agreement and either party hereto shall promptly notify the other in writing upon becoming aware that any of their foregoing representations or warranties is no longer true.

8. Liability of Sub-Adviser. No provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or reckless disregard of the Sub-Adviser’s obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Adviser, to the Fund or the Trust, or any of the Fund’s shareholders, for any act or omission in the case of, or connected with, rendering services hereunder.

9. Indemnification. The Sub-Adviser shall indemnify the Adviser and the Trust, and their respective officers and trustees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith or gross negligence, or the reckless disregard of the Sub-Adviser’s obligations and duties hereunder. The Adviser shall indemnify the Sub-Adviser and its officers and members for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Sub-Adviser’s performance of its obligations hereunder, except where such liability or expense results from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence, or the reckless disregard of the Sub-Adviser’s obligations and duties hereunder.

10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated at any time, without the payment of any penalty, by the Adviser, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days’ nor more than 60 days’ written notice to the Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty, on 60 days’ written notice to the Adviser and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment, or upon termination of the investment advisory agreement between the Adviser and the Trust. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 10, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission under said Act.

11. Amendment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and, no amendment of this Agreement shall be effective until approved by the Board and, solely to the extent required by the 1940 Act, regulations thereunder and/or interpretations thereof, the shareholders of the Fund.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law provisions, and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

14. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. Confidentiality.

(a) Each party agrees that it will treat confidentially all information provided by the other party regarding such other party’s businesses and operations, including without limitation the investment activities or holdings of the Fund (“Confidential Information”). All Confidential Information provided by a party hereto shall be used only by the other party hereto solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party without the prior consent of the providing party, except for any party that is under common control and except for a limited number of employees, attorneys, accountants and other advisers of the party receiving the information on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b) The foregoing Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the recipient; (ii) is demonstrably known to the recipient prior to execution of this Agreement; (iii) is independently developed by the recipient through no wrongful act of the recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that recipient learns of such information or knowledge, (v) has been rightfully and lawfully obtained by recipient from any third party; or (vi) is legally compelled to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

(c) It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Adviser and the Trust as confidential and for use only by the Adviser and the Fund. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Trust will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Fund for a period of at least 30 days after month end, except that the Fund’s top 10 holdings may be disclosed 30 days after month end. In addition, the Adviser or the Trust may disclose, earlier than 30 days after month end, a list of the securities held by the Fund to certain third parties who have entered into a confidentiality agreement with the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Security Investors, LLC		American Independence Financial. Services, LLC

By:		By:

Title:	Chief Executive Officer	Title:	President

Schedule A

to the

Sub-adviser Agreement

Between

Security Investors, LLC

And

American Independence Financial Services, LLC

For the

Long Short Interest Rate Strategy Fun

The Adviser shall pay compensation to the Sub-Adviser pursuant to section 2 of the Sub-Adviser Agreement between said parties in accordance with the following annual percentage rate:

Long Short Interest Rate Strategy Fund:	0.20% per annum (net of waivers and reimbursement).

DATED: March 1,2012